EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-172615) pertaining to the ViewPoint Financial Group 2007 Equity Incentive Plan and (Form S-8 No. 333-182122) pertaining to the ViewPoint Financial Group, Inc. 2012 Equity Incentive Plan of ViewPoint Financial Group, Inc. of our reports dated February 20, 2013, with respect to the consolidated financial statements of ViewPoint Financial Group, Inc., and the effectiveness of internal control over financial reporting of ViewPoint Financial Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Dallas, Texas
February 20, 2013